Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), which is dated February 3, 2015 (the “Effective Date”), is made by and between ClearSign Combustion Corporation, located at 12870 Interurban Avenue South, Seattle, Washington 98168 and hereinafter referred to as “Company”, and Stephen E. Pirnat, whose address is __________, hereinafter referred to as “Executive.” The purpose of this Agreement is to confirm the terms of the employment relationship between Company and Executive.

RECITALS

WHEREAS, Company wishes to retain the services of Executive, and Executive wishes to render services to Company, as its President and Chief Executive Officer and, until otherwise removed in order to separate the roles of President/Chief Executive Officer and Chairman, the Chairman of the Board of Directors (for which position no additional compensation will be paid);

WHEREAS, Company and Executive wish to set forth in this Agreement the duties and responsibilities that Executive has agreed to undertake on behalf of Company, and the responsibilities that Company will owe to Executive.

THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, Company and Executive (who are sometimes individually referred to as a “Party” and collectively referred to as the “Parties”) agree as follows:

AGREEMENT

1.	TERM.

Company hereby employs Executive as Company’s President and Chief Executive Officer pursuant to the terms of this Agreement and Executive hereby accepts employment with Company pursuant to the terms of this Agreement. This Agreement is effective on the Effective Date and will continue until December 31, 2017 (the “Initial Term”). Before the expiration of the second year of the Initial Term, the Compensation Committee will review Executive’s performance and, if Executive’s performance is satisfactory, the term of Executive’s employment will be extended for an additional year (the “Extension”). During the third year of the Initial Term and each one year Extension thereafter, the Compensation Committee will review Executive’s performance and, if it is satisfactory, continue Executive’s employment for an additional one year Extension. In this Agreement, the word “Term” shall, depending on the context used, refer to the Initial Term or to any subsequent Extension. Irrespective of the foregoing, this Agreement may be terminated pursuant to Section 11 or Section 12 below.

2.	GENERAL DUTIES.

(a) Service as President/Chief Executive Officer. Executive shall devote his entire productive time, ability, and attention to Company’s business during Executive’s employment, provided that Executive shall be permitted to serve on up to two boards of directors other than that of the Company during Executive’s employment. Executive shall report to Company’s Board of Directors (the “Board”) and agrees to keep the Board fully informed with regard to critical issues affecting the value and reputation of Company. Furthermore, in his capacity as President and Chief Executive Officer, Executive shall be primarily responsible for the exercise of the powers and the discharge of the duties of Company that are not reserved to the Board, and shall have the authority and control over all personnel of Company (with the exception of the powers reserved to the Board pursuant to Section 4 of Company’s bylaws to appoint and to terminate or remove executive officers or subordinate officers), shall be responsible for managing the overall operations of Company, and shall act as the main point of communication between the Board and Company’s operations. Executive shall do and perform all services, acts, or things necessary or advisable to discharge his duties under this Agreement, and such other duties as are commonly performed by an employee of his rank in a publicly traded corporation or which may, from time to time, be prescribed by Company through the Board. Executive agrees to cooperate with and work to the best of his ability with Company’s management team, which includes the Board and the officers and other employees, to continually improve Company’s reputation in its industry for quality products and performance.

(b) Service as a Director and Chairman of the Board. For a limited time, which shall be determined by the Board, Executive will act as the Chairman of the Board without additional compensation. Executive acknowledges that he may be removed as Chairman of the Board, in order to separate the roles of President/Chief Executive Officer and Chairman. Executive further acknowledges that any removal from the office of Chairman of the Board will not constitute a breach of this Agreement and will not entitle Executive to severance or any other payment under this Agreement. Upon termination of Executive’s employment, Executive shall be deemed to have resigned as a director unless otherwise provided by resolution of the Board acting by a majority of directors other than Executive.

3.	NONSOLICITATION AND PROPRIETARY PROPERTY AND CONFIDENTIAL INFORMATION PROVISIONS.

As a condition of his employment with Company, Executive has executed an Employee Intellectual Property Assignment and Nondisclosure Agreement, the terms of which are included by reference into this Agreement.

4.	COMPLIANCE WITH SECURITIES LAWS.

Executive acknowledges that he is subject to the provisions of Sections 10 and 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Executive acknowledges that Sections 10 and 16 and the rules and regulations promulgated thereunder may prohibit Executive from selling or transferring his securities in Company. Executive agrees that he will comply with Company’s policies, as stated from time to time, relating to selling or transferring Company’s securities.

5.	COMPENSATION.

(a) Annual Salary. Company shall pay to Executive an annual base salary in the amount of $350,000. The salary paid during Executive’s employment shall be referred to in this Agreement as the “Annual Salary”. The Annual Salary shall be subject to any tax withholdings and/or employee deductions that are applicable. The Annual Salary shall be paid to Executive in equal installments in accordance with the periodic payroll practices of Company for its employees. The Annual Salary will be subject to review and increase at the sole discretion of the Board no less frequently than annually.

(b) Bonus. At least annually, Executive and the Compensation Committee of the Board of Directors shall meet to establish (i) performance standards and goals (“Standards and Goals”) to be met by Executive and (ii) cash bonus targets based on the Standards and Goals that are achieved. The Standards and Goals will support a cash bonus of 60% of Executive’s Annual Salary. Notwithstanding the previous sentence, the bonus for the year of employment ending December 31, 2015 shall be a minimum of 30% of the Executive’s Annual Salary for 2015, provided that Executive remains employed under this Agreement through such date and has not received a notice of termination by the Company prior to such date. The Standards and Goals and the bonus targets shall be mutually agreed to by Executive and the Compensation Committee. Nothing in this subsection (b) shall prevent Executive and the Compensation Committee from mutually agreeing to alternatives to the computation of the bonus to be paid to Executive in accordance with this subsection (b) (the “Bonus”), which may be implemented and paid to Executive in place of the Bonus described herein. The Bonus shall be subject to any applicable tax withholdings and/or employee deductions.

(c) Cost of Living Adjustment. Commencing as of January 1, 2016, and on each January 1st thereafter, the then effective Annual Salary shall be increased (but not decreased) by an amount which shall reflect the increase, if any, in the cost of living during the previous 12 months by adding to the Annual Salary an amount computed by multiplying the Annual Salary by the percentage by which the level of the Consumer Price Index for the Seattle Metropolitan Area, as reported on January 1st of the new year by the Bureau of Labor Statistics of the United States Department of Labor has increased over its level as of January 1st of the prior year.

(d) Participation In Employee Benefit Plans. Executive shall have the same rights, privileges, benefits and opportunities to participate in any of Company’s employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees. During Executive’s employment, the Company shall provide, at Company’s sole expense, medical health insurance (including dental) benefits for Executive, his spouse and children, under the same policy or policies generally available to other executive officers of Company. At the discretion of the Board, Company may also provide, at its sole expense (i) disability insurance which, in the event of Executive’s disability, will replace no less than 60% of the Annual Salary being paid to Executive at the time the disability occurred and (ii) life insurance in an amount to be agreed upon by the Board and Executive. Irrespective of the foregoing, Company may change any benefits contractor, or discontinue any of the foregoing benefits without replacement, in its sole discretion, and any such change or discontinuance will not be a breach of this Agreement. In the event Executive receives payments from the disability insurer, Company shall have the right to offset such payments against the Annual Salary otherwise payable to Executive during the period for which such payments are made.

6.	EQUITY COMPENSATION.

(a) On the Effective Date, Company shall issue to Executive an option for the purchase of 100,000 shares of Company’s common stock pursuant to the ClearSign Combustion Corporation 2011 Equity Incentive Plan, as amended from time to time (the “Plan”). Such option shall be an incentive stock option to the extent permitted under the Internal Revenue Code (the “Code”). The per share exercise price of such option will be equal to the closing price of Company’s common stock on the grant date thereof and the term of such option shall be 10 years. Such option will vest entirely on the first anniversary of the Effective Date (or, alternatively, such option shall be immediately exercisable but the shares issuable upon exercise thereof shall be subject to a Company repurchase right at the exercise price in the event Executive’s employment hereunder terminates, which repurchase right shall lapse upon the first anniversary of the Effective Date).

(b) In addition to the foregoing, in the event (1) Company’s shareholders duly approve an increase in the number of shares issuable under the Plan or approve the adoption of a new equity incentive plan, or (2) the number of shares issuable under the Plan are sufficiently increased by operation of Section 3.2(i) thereunder on or before the date of the next annual meeting of Company shareholders following the Effective Date, then Company shall grant Executive an additional option to purchase at least 200,000 shares of common stock. Such option shall be an incentive stock option to the extent permitted under the Code. The per share exercise price of such option will be equal to the closing price of Company’s common stock on the grant date thereof and the term of such option shall be 10 years. The right to purchase 100,000 shares of common stock will vest on the first anniversary of the grant date and the right to purchase 100,000 shares of common stock will vest on the second anniversary of the grant date (or, alternatively, such option shall be immediately exercisable but the shares issuable upon exercise thereof shall be subject to a Company repurchase right at the exercise price in the event Executive’s employment hereunder terminates, which repurchase right shall lapse as to 100,000 shares of common stock on the first anniversary of the grant date and as to 100,000 shares of common stock on the second anniversary of the grant date). Executive acknowledges that the requisite shareholder approval described above may not be obtained and that a sufficient increase in the number of Plan shares by operation of Section 3.2(i) of the Plan may not occur on or before the date of the next annual meeting of shareholders. In such case, the number of option shares specified in this Section 6(b) will be reduced as determined by the compensation committee of Company’s board of directors in its sole discretion, provided that Company shall negotiate with Executive in good faith as to the provision of substitute consideration to Executive to the extent reasonably practicable.

7.	REIMBURSEMENT OF BUSINESS EXPENSES AND MOVING ALLOWANCE.

(a) Reimbursement of Business Expenses. Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in connection with the business of Company. However, each such expenditure shall be reimbursable only if Executive furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

(b) Relocation Allowance. Company shall reimburse Executive for all reasonable relocation expenses actually and properly incurred by Executive’s move to Seattle, Washington from Tulsa, Oklahoma. Such expenses shall include:

(i) Moving Expenses. All reasonably incurred expenses to move Executive’s home furnishings and personal property to Seattle, Washington, such amount not to exceed $24,000.

(ii) Closing Costs. Customary closing costs in connection with the sale of Executive’s home in Tulsa, Oklahoma, including realtor commissions, and excluding property repairs, such total amount not to exceed $40,000.

(iii) Interim Living Expenses. For a period of 6 months, Company shall pay to Executive the sum of $6,300 per month toward living expenses incurred as a result of Executive’s move to Seattle, Washington. Such expenses shall include, but not be limited to, accommodations at hotels, meal expenses, rent for a personal residence, and any additional expenses agreed to by Company.

(iv) Income Tax Consequences. Payment and/or provision of the relocation expenses shall be subject to any federal or state withholding as may be applicable.

8.	PAID TIME OFF.

Executive shall be entitled to four weeks of paid time off each year; provided, however, failure to use paid time off by the end of the year in which it is earned will prevent the accumulation of additional paid time off in excess of four weeks.

9.	INDEMNIFICATION OF LOSSES.

So long as Executive’s actions were taken in good faith and in furtherance of Company’s business and within the scope of Executive’s duties and authority, Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement and Company shall defend Executive, at Company’s expense, in connection with any and all claims by stockholders or third parties.

10.	PERSONAL CONDUCT.

Executive agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of Company in connection with Company’s business. Executive further agrees to conform to all laws and regulations and not at any time to commit any act or become involved in any situation or occurrence tending to bring Company into public scandal, ridicule or which will reflect unfavorably on the reputation of Company.

11.	TERMINATION FOR CAUSE.

The Board may terminate Executive for cause immediately, without notice, if Company reasonably concludes that Executive has committed fraud, theft, embezzlement, misappropriation of Company funds or other property, or any felony. The Board may also terminate Executive for cause for any of the following:

(a) breach by Executive of any material provision of this Agreement;

(b) violation by Executive of any statutory or common law duty of loyalty to Company;

(c) a material violation by Executive of Company’s employment policies; or

(d) commission of such acts of dishonesty, gross negligence, or willful misconduct as would prevent the effective performance of Executive’s duties or which result in material harm to Company or its business.

The Board may terminate this Agreement for cause by giving written notice of termination to Executive, provided, however, if the Board declares Executive to be in default of this Agreement under subsection (a) above because Executive fails to substantially perform his material duties and responsibilities under this Agreement, the Board shall deliver a written demand for substantial performance of such duties and responsibilities to Executive. Such demand must identify the manner in which the Board believes that Executive has not substantially performed his duties, and Executive shall have a period of 30 days to correct the deficient performance. Upon termination for cause, the obligations of Executive and Company under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement. If Executive’s employment is terminated pursuant to this Section 11, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of unused paid time off through the effective date of the termination; (ii) Executive’s accrued but unpaid Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

In the event of a termination of Executive’s employment pursuant to this Section 11, the disposition of Executive’s options granted pursuant to Section 6 hereof shall be governed by the applicable terms and conditions of the Plan and any award agreement executed in respect of such options.

12.	TERMINATION WITHOUT CAUSE.

(a) Death. Executive’s employment shall terminate upon the death of Executive. Upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease.

(b) Disability. The Board reserves the right to terminate Executive’s employment upon 30 days written notice if, for a period of 90 days, Executive is prevented from substantially discharging the essential functions of his position as President and Chief Executive Officer, with or without reasonable accommodation, due to any physical or mental disability.

(c) Election By Executive. Executive’s employment may be terminated at any time by Executive upon not less than 30 days written notice by Executive to the Board.

(d) Election By Company. Executive’s employment may be terminated at any time by Company upon not less than 30 days written notice by the Board to Executive.

(e) Termination Due to a Change in Control. Executive’s employment may be terminated upon a Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the sale or disposition by Company to an unrelated third party of substantially all of its business or assets, or the sale of the capital stock of Company in connection with the sale or transfer of a Controlling Interest in Company to an unrelated third party, or the merger or consolidation of Company with another corporation as part of a sale or transfer of a Controlling Interest in Company to an unrelated third party. For purposes of this definition, the term “Controlling Interest” means the sale or transfer of Company’s securities representing greater than 50% of the voting power. It will be presumed that a termination is a termination under this subsection (e) rather than a termination under subsection (d) (Election by Company) if Executive’s employment is terminated during the period that begins when negotiations for the Change in Control begin and ends on the six month anniversary of the closing of the Change in Control transaction and such termination is not a termination for cause pursuant to Section 11 or a termination resulting from Executive’s death, disability, or election pursuant to subsections (a), (b) or (c) of this Section 12.

If Executive’s employment is terminated pursuant to subsections (a), (b), or (c) of this Section 12, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of unused paid time off through the effective date of the termination; (ii) Executive’s accrued but unpaid Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

If Executive’s employment is terminated pursuant to subsection (d) of this Section 12, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of unused paid time off through the effective date of the termination; (ii) Executive’s accrued but unpaid Bonus, if any; (iii) business expenses incurred prior to the effective date of termination; and (iv) severance consisting of the greater of (A) Executive's Annual Salary, less legal deductions, for a period of the remaining number of months in the Initial Term of this Agreement; or (B) one-year's Annual Salary, less legal deductions. Company may elect, in its sole discretion, to pay these salary payments in one lump sum or on regular pay days for the one year period following termination of Executive’s employment. For a termination under subsection (d), Executive shall be entitled, at Executive’s expense, to continue to participate in employee benefit plans described in Section 5(d) for a period of one year following termination of Executive’s employment, to the extent provided in such plans for terminated participants, or as may be required by applicable law.

If Executive’s employment is terminated pursuant to subsection (e) of this Section 12, Executive shall be entitled to receive (i) Executive’s accrued but unpaid Annual Salary and the value of unused paid time off through the effective date of the termination; (ii) Executive’s accrued but unpaid Bonus, if any; (iii) business expenses incurred prior to the effective date of termination; and (iv) an amount equal to the Annual Salary for one year, less legal deductions. In addition, any equity award that was scheduled to vest (or which carries a Company repurchase right scheduled to lapse) following the termination of Executive’s employment will vest or lapse (as applicable) immediately upon the termination of Executive’s employment pursuant to subsection (e).

In the event of a termination of Executive’s employment pursuant to subsections (a), (b), (c) and (d) above, the disposition of Executive’s options granted pursuant to Section 6 hereof shall be governed by the applicable terms and conditions of the Plan and any award agreement executed in respect of such options; provided, however, for a termination under Subsection (d), Executive shall be entitled to accelerated vesting of all unvested options granted under Section 6 hereof (or, if applicable, Company’s repurchase right with respect thereto shall lapse) as of the effective date of such termination.

With the exception of the terms of this Section 12 and any obligations, duties and responsibilities Executive has under the Employee Intellectual Property Assignment and Nondisclosure Agreement, upon termination of Executive’s employment the obligations of Executive and Company under this Agreement shall immediately cease.

13.	MISCELLANEOUS.

(a) Preparation of Agreement. It is acknowledged by each Party that such Party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no Party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any Party as the alleged draftsman of this Agreement.

(b) Cooperation. Each Party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(c) Interpretation.

(i) Entire Agreement/No Collateral Representations. Each Party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the Parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the “Prior Agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the Party against whom enforcement of the modification or supplement is sought.

(ii) Waiver. No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the Party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

(iii) Remedies Cumulative. The remedies of each Party under this Agreement are cumulative and shall not exclude any other remedies to which such Party may be lawfully entitled.

(iv) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(v) No Third Party Beneficiary. Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof.

(vi) Headings; References; Incorporation; Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

(d) Enforcement.

(i) Applicable Law. This Agreement and the rights and remedies of each Party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Washington, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of Washington.

(ii) Consent to Jurisdiction and Venue. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state or federal courts of Washington within King County.

(iii) Attorneys’ Fees. If court proceedings are required to enforce any provision of this Agreement, the substantially prevailing or successful Party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees.

(e) No Assignment of Rights or Delegation of Duties by Executive. Executive’s rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Executive may not delegate his duties or obligations hereunder.

(f) Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by private overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the 5th business day following the date mailed). Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving Party shall have specified most recently by like Notice, with a copy to the other Parties hereto. Any Notice given to the estate of a Party shall be sufficient if addressed to the party as provided in this subparagraph.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

(h) Execution by All Parties Required to be Binding; Electronically Transmitted Documents. This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all Parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the Party whose facsimile signature appears.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Company:

CLEARSIGN COMBUSTION CORPORATION

By	/s/ Lon E. Bell
Lon E. Bell, Ph.D.
Its:	Chair of the Compensation Committee

Executive:

/s/ Stephen E. Pirnat
Stephen E. Pirnat